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[THE SANWA BANK LIMITED LETTERHEAD]                         Exhibit 2.5


Our Ref. 96-OL-549

29th August, 1996

Nam Tai Electronic and Electrical
   Products Limited                                         CONFIRMATION
Unit 513-520,
No. 1 Hung To Road,
Kwun Tong,
Kowloon


Dear Sirs,

Re: Banking Facilities

With reference to our recent discussions, we write to confirm that the banking facilities made available by us to you under the facility letter dated 18th September, 1995 shall be revised upon and subject to the terms and conditions set out below.


1.       Facilities and Amount

(a) Import facility (including letter of credit opening, bills receivable and acceptance provided that the tenor of each letter of credit shall not exceed 6 months and the tenor of any item under acceptance and bills receivable together shall not exceed 100 days) of up to HK$56,000,000 with a sub-limit for acceptance and bills receivable together of up to HK$32,000,000.

(b)      Overdraft facility of up to HK$1,000,000.

(c) Shipping guarantee facility (under letter of credit) of up to HK$10,000,000.

(d) Bills negotiation facility (without letter of credit) of up to HK$5,000,000 provided that this facility is restricted to bills drawn by Canon Inc., Sharp Corp., Seiko Instruments Inc. and Toshiba Corp. only and the minimum interest charge for each advance under this facility equals to 4 days' interest on such advance.

(e) Bills negotiation facility (under letter of credit) of up to HK$40,000,000.


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(f)      Forward foreign exchange facility of up to HK$20,000,000.


2.       Interest

Overdraft                 Interest shall be charged at 0.25% per annum above whichever is the higher of our cost of funds or the prevailing Hong Kong Dollars Prime Rate quoted by us from time to time and shall be payable monthly in arrears on the first day of each calendar month.

Bills receivable          Interest shall be charged at the prevailing Hong Kong Dollars
and                       Prime Rate quoted by us from time to time (in case of Hong
bills negotiation         Kong Dollars items) or 0.75% per annum above our cost of funds (in case of any other currency items).

We reserve the right to charge additional interest from the date of any default in payment, on a daily basis, at 5% per annum above the prevailing Hong Kong Dollars Prime Rate quoted by us from time to time, or, in case of default sum denominated other than in Hong Kong Dollars, 5% per annum above our cost of funding the default sum.


3.       Commission

(a) Commission in lieu of exchange and opening commission for each letter of credit shall be charged on the amount of each letter of credit as follows:-

         - 1/4% on the first US$50,000 or its equivalent;
         - 1/16% on any amount in excess of US$50,000 and up to U$100,000 or their respective equivalent;
         - 1/24% on any amount in excess of US$100,000 and up to US$300,000 or their respective equivalent; and
         - 1/48% on any amount in excess of US$300,000 or its equivalent.

(b)      Collection commission shall be charged as follows:-

         - 1/8% on the first US$50,000 or its equivalent;
         - 1/24% on any amount in excess of US$50,000 and up to US$300,000 or their respective equivalent; and
         - 1/48% on any amount in excess of US$300,000 or its equivalent.

(c) The minimum commission and charges for each bills transaction shall be determined by us from time to time at our sole discretion.

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(d)      The commission scale charged on the above facilities shall always be subject to the General Rules of The Hong Kong Association of Banks and its amendment from time to time.


4.       Repayment

Any amount advanced under the overdraft facility shall be repaid on demand. Any amounts advanced under the other banking facilities shall be repaid on the respective due dates applicable thereto.


5.       Security

The above facilities (including principal, interest and all other monies payable hereunder or in connection with the facilities) shall continue to be secured by an unconditional and irrevocable letter of guarantee dated 19th August, 1991 given by Nam Tai Electronics, Inc. (the "Guarantor").


6.       Availability

The above facilities will become available to you when we have received from you on or before 30th September, 1996 the following documents in form and substance satisfactory to us in all respects:-

(a) the enclosed duplicate of this facility letter duly signed by you to signify your acceptance hereof and countersigned by the Guarantor;

(b) certified copy of the resolution of your Board of Directors approving the terms and conditions of this facility letter and authorising a person or persons to sign such document on your behalf;

(c) certified copy of the resolution of the Board of Directors of the Guarantor approving the countersignature on this facility letter and authorising a person or persons to sign such document on its behalf;

(d) lists of specimen signatures (authenticated to our satisfaction) of the Directors and the person(s) authorised to act on behalf of you and the Guarantor by the resolutions referred to in sub-clauses (b) and
         (c) above;

(e) certified copies of your up-to-date Memorandum and Articles of Association, Certificate of Incorporation and Business Registration Certificate;

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(f)      certified copies of the up-to-date constitutional documents of the
         Guarantor; and

(g) such other necessary documents required to validate the above facilities as we may specify from time to time.


7.       Undertakings

You hereby undertake with us that so long as the above facilities being available and/or any money remaining outstanding thereunder, you will not create or allow to exist (except in our favour) any mortgage, charge (whether fixed or floating), security interest or other encumbrance over any part of present or future assets of you or any of your subsidiaries without our prior written consent.


8.       Lien and Set-off

We shall be entitled to exercise, at any time without notice, our right of lien and our rights to set-off and combine your account(s) with us in or towards satisfaction of your indebtedness to us in respect of the above facilities whenever due and payable.


9.       Expenses

You shall pay to us upon demand all costs, charges and expenses (including legal expenses on a full indemnity basis, stamp, registration or other duties) incurred by us in connection with the preparation of the documentation contemplated hereby, the administration of the above facilities, or the enforcement of or preservation of any rights hereunder or otherwise in connection with the above facilities.


10.      Governing Law

The above facilities and this facility letter shall be governed by and construed in accordance with the laws of Hong Kong.


11.      Other Conditions

(a) The above facilities shall be subject to all other terms and conditions which you may have agreed with us in writing.

(b) Notwithstanding any provision to the contrary contained in this facility letter or any applicable documents, we reserve the right, at our discretion, to modify, cancel

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         or terminate all or part of the above facilities and the terms governing thereof, on demand, and to declare all amounts then outstanding to be immediately due and payable and to call on demand cash cover for your prospective and contingent liabilities.


12.      Acceptance and Agreement

Please confirm your agreement (i) to be bound by the above terms and conditions and (ii) that any change to the above terms and conditions which is requested by you or your duly authorised representative(s) and which is approved by us will also be binding on you by signing and returning to us the enclosed duplicate of this facility letter together with the other documents referred to in clause 6 above.


Yours faithfully,

For and on behalf of
The Sanwa Bank, Limited
Hong Kong Branch



  /s/ Y. HIRANO
---------------------------
Y. Hirano
Assistant General Manager



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[THE SANWA BANK LIMITED LETTERHEAD]


To:      The Sanwa Bank, Limited
         Hong Kong Branch

We accept the above revised terms and conditions for your grant of the above facilities to us and agree to be bound thereby.


For and on behalf of
Nam Tai Electronic and Electrical
  Products Limited

For and on behalf of
NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED


          [SIG]
---------------------------------
Authorized Signature


Name:
Title:
Date:

We hereby acknowledge and agree to the above revised terms and conditions for your grant of the above facilities to Nam Tai Electronic and Electrical Products Limited and confirm that the Continuing Guarantee dated 19th August, 1991 given by us remains in full force, valid and effect.


For and on behalf of
Nam Tai Electronics, Inc.



    /s/ R.G. ERDMAN
--------------------------------
Name:   R.G. Erdman
Title:  Chief Financial Officer
Date:   Sept. 13, 1996